SECURITIES AND EXCHANGE COMMIS SION
                           Washington, D.C. 20549



                                FORM 8-K



              Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934


Date of Report (Date of earliest event reported)   January 26, 1998


                          COVEST BANCSHARES, INC.
                          -----------------------

          (Exact name of registrant as specified in its charter)

   DELAWARE                     0-20160             36-3820609
   --------                    ---------            ----------
(State or other          (Commission File No.)   (I.R.S. Employer
Jurisdictionn)                                    Number)


                 749 Lee Street, Des Plaines, Illinois   60016
                 ---------------------------------------------
             (Address of principal executive offices)  (Zip Code)


   Registrant's telephone number, including area code  (847) 294-6500







Item 5.  OTHER EVENTS

On Monday, January 26, 1998, the Company issued a press release pertaining to Fourth Quarter 1997 results. The text of the press release is attached hereto as Exhibit 99.l.



Item 7.  Exhibit 99.1

Dated:  January 26, 1998





                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 26, 1998


                             By:     /s/ Larry G. Gillie
                             Name:   Larry G. Gillie
                             Title:  President & Chief Executive Officer

                             By:     /s/ Paul A. Larsen
                             Name:   Paul A. Larsen
                             Title:  Senior Vice President and
                                      Chief Financial Officer


























Item 7   EXHIBIT 99.1

CoVest Bancshares, Inc. announces Fourth Quarter Result

DES PLAINES, IL  Jan. 26, 1998 -- CoVest Bancshares, Inc.
(Nasdaq/COVB), the holding company for CoVest Banc, Des
Plaines, Illinois, announced today results for the fourth quarter of 1997. In the fourth quarter of 1997, the Company reevaluated its methodology in providing for possible loan losses. The Company evaluated its loan mix, rescored its credit card portfolio, reviewed its recent loan loss experience, and decided to provide an extra $2.4 million in loan loss provision during the quarter. This resulted in the Company experiencing a net loss for the three months ended December 31, 1997 of $735,000. This compares to net income of $605,000 for the comparable period in 1996. Returns on average assets and average equity during the fourth quarter were -0.13% and -1.52% respectively during 1997 compared to 0.42% and 4.76% in 1996.

CoVest's loss per share was 18 cents (basic) in the fourth quarter of 1997, but earnings of 61 cents per share (basic) for the full year. This compares with 13 cents per share (basic) and 34 cents per share (basic) in the comparable periods of 1996.

Net interest income increased by $203,000, or 5%, for the fourth quarter of 1997 compared to the fourth quarter of 1996. The Company's net interest margin increased 24 basis points, or almost 9%, to 2.91% for the fourth quarter of 1997 from 2.67% for the 1996 fourth quarter.
The interest rate spread and margin averaged 2.42% and 2.94% respectively during 1997, a 70 and 72 basis point increase from 1.72% and 2.22% respectively during 1996.
This represents increases of 41% in interest rate spread and 32% in net interest margin growth. In the current interest rate environment, management expects margins to increase from the 1997 levels as the loan composition of commercial and commercial real estate loans become a larger percentage of the overall loan portfolio and assets mix.

Non interest income increased $422,000, or 94%, to $872,000 from the comparable quarter last year. A continuing increase in loan charges and servicing fees of $110,000 and deposit related charges and fees of $51,000 was realized during the fourth quarter of 1997 as compared to the fourth quarter of 1996. Increases in realized gains on securities of $67,000 were recorded.
These gains totaled $57,000 during the fourth quarter of 1997 compared to a loss of $10,000 for the comparable quarter in 1996. Finally, a non-recurring death benefit of $187,000 was recorded.

Non-interest expense increased $388,000, or 14% for the fourth quarter of 1997 from the comparable quarter in 1996 primarily as a result of increases in costs related to compensation and employee benefits of $254,000 and a data processing conversion of main frame applications of $149,000.

Net income for the twelve months ended December 31, 1997, totaled a record $2.6 million, or $.61 per share (basic), compared to $1.6 million, or $.34 per share (basic).

The Company attributed the 64% increase in annual earnings primarily to an increase of $2.3 million in net interest income on balance sheet which averaged $67 million less in average earning assets when compared to 1996. Other non-interest income which mainly includes loan charges and servicing fees, and deposit related fees, increased 43% or almost $735,000, while operating expenses excluding the special 1996 FDIC assessment increased by only 4.5% or $486,000. The Company also recognized $1.3 million less in net security gains in 1997 as compared to 1996. In addition, earnings were positively impacted by the absence of the $3 million pre-tax special assessment in 1996 made by the FDIC to recapitalize the Savings Association Insurance Fund, which was partially offset by an increase in the 1997 loan loss provision of $2,675,000.

Returns on average assets and average equity during 1997 were 0.48% and 5.40% respectively compared to 0.26% and 2.94% in 1996.

At December 31, 1997, total non-performing assets amounted to $ 1.3 million, or 0.35% of net loans receivable compared to $ 856,000, or 0.22% in non-performing assets at December 31, 1996.

At December 31, 1997, the allowance for loan losses amounted to almost $4 million, or 305% of non-performing loans as compared to a 166% coverage at December 31, 1996.

The Company's assets increased 8% to $583 million as of December 31, 1997, from $ 541 million at December 31,
1996. An arbitrage was begun in late November, 1997, using Federal Home Loan Bank borrowings which mature in late 1998 to fund two large mortgage backed security pools. This arbitrage accounts for $50 million in increased volume at year-end and has an average spread of 72 basis points. Total deposits decreased 7% to $372 million from $ 402 million at December 31, 1996.

Stockholders equity in CoVest Bancshares, Inc. totaled
$48 million at December 31, 1997. The number of common shares outstanding was 4,365,761 and the book value per common share outstanding was $11.06. Approximately
108,000 shares remain to be repurchased under the current stock repurchase program.

The Company reported its earnings per share on a post-
split basis (3 for 2 paid December 1, 1997) and, in
compliance with a new Financial Accounting Standards
Statement which requires such disclosure, on the basic earnings
per share basis.   "Basic" earnings per share takes into
account only actual shares outstanding.

As part of the continuing balance sheet restructuring, Larry G. Gillie, President, made the following announcement: "In our continuing effort to provide exceptional service to new and existing customers, and to accommodate requests for lower rates when purchasing or refinancing a home, we are pleased to announce the opening of a mortgage center in McHenry, Illinois. This center will open mid-February, 1998, and will have more than thirty sources from which to place end mortgages at rates that will challenge the current market."






COVEST BANCSHARES, INC.

FINANCIAL HIGHLIGHTS (financials in thousands, except per share)

                                        12/31/97        12/31/96    Change

Selected Financial Condition Data:    (unaudited)


TOTAL ASSETS                          $   582,722      $ 541,169       8%
   Investment Securities                  181,972        172,876       5%
   Loans Receivable, net                  377,509        338,545      12%
   Deposits                               371,752        402,090      -8%
   Stockholders' Equity                    48,293         49,944      -3%

Selected Asset Quality Ratios:
   Total non-performing loans               1,304            856      52%
   Non-performing loans to Loans
       Receivable, Net                      0.35%          0.22%      57%
   Total non-performing assets              1,306            856      53%
   Non-performing assets to
       Total Assets                         0.35%          0.16%     116%
   Total Allowance for Loan Losses          3,979          1,424     179%
   Allowance for Loan Losses to
       non-performing loans                 3.05x          1.66x      84%


Twelve Months Ended December 31             1997           1996
Selected Income Data:                   (unaudited)
   Net Interest Income                  $  15,450       $  13,136     18%
   Provision for loan losses                4,072           1,397    191%
   Net Interest Income after
       provision for loan losses           11,378          11,739     -3%
   Non-interest income                      3,672           4,242    -13%
   Non-interest expense                    11,305          13,852    -18%
   Income before income taxes               3,745           2,129     76%
   Income tax expense                       1,135             540    110%
   Net income                          $    2,610        $  1,589     64%
   Earnings per share:
       Basic                           $     0.61        $   0.34     82%
   Selected Operating Ratios:
       Return on Average Assets             0.48%           0.26%     84%
       Return on Average Equity             5.40%           2.94%     84%
       Operating expenses to
         average assets                     2.08%           2.29%     -9%
       Net interest rate spread             2.42%           1.72%     41%
       Net interest rate margin             2.94%           2.22%     32%



Three Months Ended December 31             1997             1996

Selected Income Data:                   (unaudited)
  Net Interest Income                   $   3,901        $  3,698      5%
  Provision for loan losses                 2,889             565    411%
  Net Interest Income after
     provision for loan losses              1,012           3,133    -68%
  Non-interest income                         872             450     94%
  Non-interest expense                      3,260           2,872     14%
  Income before income taxes               (1,376)            711   -294%
  Income tax expense                         (641)            106   -705%
  Net income                            $    (735)        $   605   -221%
  Earnings per share:
     Basic                                 ($0.18)        $  0.13   -233%
  Selected Operating Ratios:
     Return on Average Assets               -0.13%          0.42%   -131%
     Return on Average Equity               -1.52%          4.76%   -132%
     Operating expenses to
        average assets                       2.33%          2.01%     16%
     Net interest rate spread                2.43%          2.23%      9%
     Net interest rate margin                2.91%          2.67%      9%